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             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

                             ENHANCED EARNINGS RIDER

APPLICABILITY: This Rider is made a part of the contract to which it is attached and is effective on the contract issue date.

Except as otherwise provided under this Rider, prior to the Annuity Date, when a death benefit1 is payable, a benefit will be payable under this Rider.

BENEFIT: The Enhanced Earnings Rider ("EER" or "Rider") benefit is equal to the lesser of:

1. [80%] of gross payments not previously withdrawn. For purposes of this calculation only, except for the Initial Payment, gross payments shall not include payments made under the contract during the 12-month period immediately prior to the date of death. OR
2. [40%] of the difference between the Accumulated Value and gross payments not previously withdrawn. Accumulated Value is determined on the date on which both the death certificate and all necessary claim paperwork have been received at the Principal Office.

For purposes of this Rider withdrawals will be considered withdrawn from earnings first and then withdrawn from gross payments on a last-in, first-out basis.

PAYMENT OF BENEFIT: The EER benefit will be paid in the same manner and at the same time that the death benefit (prior to the Annuity Date) is paid under the contract to which this Rider is attached. If the death benefit (prior to the Annuity Date) is deferred under provision (a) or (b) of the Payment of the Death Benefit before the Annuity Date2 section of the contract, or if the sole beneficiary continues the contract, the EER benefit will be added to the [Money Market Sub-Account], and the Rider will terminate (see Termination provision, below).

CHARGE: [The Company will assess a monthly rider charge which will be deducted Pro Rata on the last day of each contract month. The monthly rider charge will be equal to the Accumulated Value on that date multiplied by 1/12th of [.20%].]

TERMINATION: This Rider will terminate on the earliest of the following:

1.   the Annuity Date;
2.   the date the Company determines a death benefit is payable;
3.   surrender of the contract; or
4. if the sole beneficiary, who is the deceased Owner's spouse, continues the contract.


                    Signed for the Company at Dover, Delaware

          /s/ Richard M. Reilly                            /s/ Charles F. Cronin

                President                                        Secretary



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1    For Contract Forms No.: A3025-96 and A3026-96, a benefit will be payable under this Rider only when a death benefit is payable due to the death of the Annuitant.
2 "Payment of Death Benefit before the Annuity Date" as used in this Rider, includes "Payment of the Death Benefit" as used in some contracts to which the Rider is attached.

FORM 3301-01                                                              BAER17